Global Traffic Network, Inc.
800 Second Avenue
New York, New York
UNITED STATES OF AMERICA
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-139952) of Global Traffic Network, Inc. of our report dated September 24, 2007, relating to the consolidated financial statements which appear in this Form 10-K.

BDO Kendalls (NSW)

Sydney, NSW, Australia
September 24, 2007